Exhibit 10.7

DEMAND PROMISSORY NOTE

This Note made on the 31st day of March, 2006 between Accountabilities, Inc. (“Borrower”), a Delaware corporation whose principal place of business is 500 Craig Road, Suite 201, Manalapan, New Jersey 07726 and Washington Capital, LLC (“Lender”), whose address is P. O. Box 110, Marlboro, New Jersey 07746.  Borrower hereby agrees to Pay To The Order of Lender One Hundred Fifty Thousand Dollars ($150,000.00), pursuant to the following terms:

Terms and Conditions:

1.	Amount of Loan: $150,000.00 US hereunder (the “Loan Amount”).

2.
Term:   This is a Demand Note.  The Note and all amounts due hereunder shall be due and payable in full on the date Lender demands payment in full or the date the Borrower pays all amounts due under the Loan in full.

3.
Interest Rate:  Interest shall accrue on the Loan Amount and the amounts due under this Note at the lesser of eight percent (8%) per annum or the maximum interest rate permitted by applicable law.  Any payment not received within ten (10) days of its due date shall be subject to a five percent (5%) late charge in addition to any other interest, costs or fees that may be due.

4.	Prepayment: The Note may be prepaid in whole or in part at any time prior to the expiration of the Term.

5.
Default:  It shall be an Event of Default under this Note if Borrower fails to make any payment due within ten (10) days of its due date or if Borrower fails to comply with any other term of this Note and such default shall continue for a period of thirty (30) days after written notice to the Borrower of such default  In addition it shall be an Event of Default if any of the following occur (a) application for, or the appointment of, a receiver in bankruptcy; (b) filing of any petition, or the commencement of any action or any proceeding against Borrower for relief under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness or reorganizations; or (c) violation of any of the foregoing provisions regarding repayment or the payment of interest or penalties, the waiver of which does not constitute a waiver of default.

6.
Remedies:  Upon the occurrence of an Event of Default under this Note unpaid principal shall, at the option of the Lender, become immediately due and payable and interest will accrue at an annual rate equal to the lesser of eight percent (8%) or the maximum rate of interest permitted by applicable law.

7.	Waivers: As to this Note and any other instruments securing the indebtedness, the Borrower waives all notice of acceleration, presentment, protest and demand, dishonor and non-payment of this Note.

BORROWER:	ACCOUNTABILITIES, INC.

Date:	By:	/s/ Allan Hartley
Name: Allan Hartley
Title: President

LENDER:	WASHINGTON CAPITAL, LLC

Date:	By:	/s/ Kathy Dietz
Name: Kathy Dietz
Title: President